Exhibit 15.1

Atmos Energy Corporation:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Gas Company and subsidiaries (TXU Gas) for the three-month periods ended March 31, 2004 and 2003, and have issued our report thereon dated May 14, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in Atmos Energy Corporation’s Current Report on Form 8-K filed on or about July 6, 2004, is incorporated by reference in Registration Statement No. 333-75576 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Dallas, Texas
July 6, 2004